Exhibit 10.60

Dated 24 May 2017
as amended and supplemented by a supplemental letter
dated 22 June 2017 and a second supplemental letter dated 22 August 2017 and as amended and restated on 27 September 2017

JELCO DELTA HOLDING CORP.
as Lender
and
SEANERGY MARITIME HOLDINGS CORP.
as Borrower

AMENDED AND RESTATED LOAN AGREEMENT
in respect of a loan facility of up to 16,200,000 relating to
(i) the financing of m.v. "PARTNERSHIP" (ex "DONG-A ARTEMIS") and
(ii) the refinancing of part of certain existing indebtedness secured over m.v. "CHAMPIONSHIP"

WATSON FARLEY
&
WILLIAMS

Clause	Index	Page

1	Purpose, Definitions and Interpretation	2
2	The Loan	11
3	Interest	11
4	Repayment	12
5	Prepayment	12
6	Representations and Warranties	13
7	Covenants and Undertakings of the Borrower	13
8	Insurance	14
9	Ship Covenants	18
10	Events of Default	22
11	Fees	24
12	Application of Receipts	24
13	Notices	25
14	Amendments and Waivers	25
15	Process Agent	25
16	Governing Law and Jurisdiction	26
17	Miscellaneous	26

Schedules

Schedule 1 Form of Drawdown Notice	28
Schedule 2 Condition Precedent Documents	29
Part A	29
Part B	30
Schedule 3 Details of the Ships	31

Execution

Execution Page	27

THIS AGREEMENT is made on 24 May 2017 as amended and supplemented by a supplemental letter dated 22 June 2017 and a second supplemental letter dated 22 August 2017 and as amended and restated by the Deed of Amendment and Restatement on 27 September 2017
PARTIES
(1)
JELCO DELTA HOLDING CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Lender"); and

(2)
SEANERGY MARITIME HOLDINGS CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the "Company").

BACKGROUND
(A)
By a loan agreement dated 24 May 2017 as amended and supplemented by a supplemental letter dated 22 June 2017 and a second supplemental letter dated 22 August 2017, together, the "Loan Agreement") and made between (i) the Company as borrower and (ii) the Lender as lender, the Lender agreed to make available to the Company a facility of up to $16,200,000 in a single advance for the purpose of financing part of the contract price of the motor vessel named "PARTNERSHIP" (ex "DONG-A ARTEMIS") ("Ship A") and for working capital purposes of Ship A.

(B)	By the Deed of Amendment and Restatement, the Lender agreed to certain amendments to the Loan Agreement and the other Finance Documents including, without limitation, the following:
(i)	the amendment of certain provisions of the Loan Agreement (including, without limitation, the Applicable Margin and the Final Repayment Date);
(ii)
the addition of Owner B as guarantor in the Loan Agreement and the provision of additional security by Owner B to cover the Borrower's obligations to the Lender under (a) the Loan Agreement and (b) a convertible promissory note dated on or about the date of this Deed for an amount of $13,750,000 (the "Note");

(iii)
the amendment and restatement of the guarantee dated 24 May 2017 and executed by Partner Shipping Co., of the Republic of the Marshall Islands ("Owner A") to additionally cover the obligations of the Borrower to the Lender under the Note;

(iv)	the amendment and restatement of the general assignment dated 31 May 2017 and executed by Owner A to additionally cover the obligations of the Borrower to the Lender under the Note; and
(v)	the amendment and restatement of the Loan Agreement.
(C)
By a Memorandum of Agreement dated 28 March 2017 (together with all amendments or addenda thereto referred to as the "MOA") and made between (i) the Company (for Owner A nominated as final buyers) and (ii) DA Pacific Maritime S.A. of Panama as sellers (the "Seller"), Owner A has purchased Ship A.

(D)	Champion Ocean Navigation Co., of Liberia ("Owner B" and together with Owner A, the "Owners" and each, an "Owner") owns the motor vessel named "CHAMPIONSHIP" ("Ship B").
(E)	The Company is the registered, legal and beneficial owner of each Owner.
(F)	Emperor (as defined herein below) is a wholly owned subsidiary of the Company.

(G)
The Lender, which is holding (approximately) 43% of the total issued share capital of the Company, has made available the Loan to the Company in accordance with the terms and conditions of this Agreement.

(H)
This Agreement sets out the terms and conditions of the facility agreement, the guarantee and the general assignment referred to in the Background as amended and restated by the Deed of Amendment and Restatement.

OPERATIVE PROVISIONS
In consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose
This Agreement sets out the terms and conditions upon and subject to which the Lender has agreed to make available to the Borrower a loan of up to United States Dollars Sixteen million Two Hundred Thousand (US$16,200,000). The Loan in the amount of $16,200,000, which remains outstanding in full as at the date of the Deed of Amendment and Restatement, was drawn down by the Borrower on 31 May 2017, to be used for the purpose of financing of part of the Contract Price of Ship A and working capital purposes of Ship A.
1.2	Definitions
In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and this clause shall have the meaning given to it in the recital of the parties and in this clause and:
"Agreed Form" means, in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document.
"Applicable Margin" means:
(a)	during the period commencing on the Drawdown Date and ending on the date of the Deed of Amendment and Restatement (inclusive), 7 per cent. per annum;
(b)	during the period commencing one day after the date of the Deed of Amendment and Restatement and ending on 24 May 2019, 6 per cent. per annum; and
(c)	if the facility is extended pursuant to Clause 5.5, at all times during such extension period the rate shall increase by 1 per cent. per annum.
"Approved Flag" means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 3 (Details of Ships) or such other flag approved in writing by the Lender.
"Approved Flag State" means, in relation to a Ship, as at the date of this Agreement, the country in which that Ship is registered state specified in Schedule 3 (Details of Ships) or such other country approved in writing by the Lender.
"Approved Manager" means, in relation to a Ship, V. Ships as the technical manager of that Ship and Fidelity Marine and Seanergy Management as the commercial managers of that Ship, or any other company nominated by the relevant Owner which the Lender may approve from time to time (such approval not to be unreasonably withheld) as the commercial and/or technical manager of that Ship and, in the plural, means both of them.
"Availability Period" means the period commencing on the date of this Agreement and ending on the earlier of:
(a)	June 30, 2017 (or such later date as the Lender may agree with the Borrowers); and
(b)	the date on which the Loan is fully borrowed, cancelled or terminated.
"Banking Day" means any day on which banks and foreign exchange markets in New York, London, Bermuda and Athens and in each country or place in or at which any act is required to be done under this Agreement, are open for the transaction of business of the nature contemplated in this Agreement.
"Borrower" means the Company as specified at the beginning of this Agreement.
"Contract Price" means the gross amount of $32,650,000, being the acquisition cost of Ship A payable pursuant to the MOA.
"Deed of Amendment and Restatement" means the deed of amendment and restatement in respect of the Original Loan Agreement dated 27 September 2017 and made between (inter alios) (i) the Borrower, (ii) Owner A, (iii) Owner B, (iv) Emperor and (v) the Lender.
"Delivery Date" means the date on which title to and possession of Ship A is transferred from the Seller to Owner A pursuant to the MOA.
"Dollar" and "US$" mean the lawful currency of the United States of America.
"Drawdown Date" means the Banking Day, not earlier than the date of the Original Loan Agreement upon which the Borrower has requested that the Loan be made available or (as the context requires) the date on which the Loan is actually made by the Lender to the Borrower hereunder.
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to an Owner or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to an Owner or the Lender in the event of requisition of that Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and
(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

"Emperor" means Emperor Holding Ltd., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands being a wholly owned subsidiary of the Borrower.
"Emperor Guarantee" means the irrevocable and unconditional guarantee of the obligations of the Borrower dated 24 May 2017 executed by Emperor in favour of the Lender as amended and restated by the Deed of Amendment and Restatement or any other irrevocable and unconditional guarantee, in the Agreed Form.
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
"Environmental Incident"  means, in relation to a Ship:
(a)	any release of Environmentally Sensitive Material from that Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually liable to be arrested and/or where the Owner and/or any operator or manager of that Ship is at fault otherwise liable to any legal or administrative action.

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
"Event of Default" means any of the events or circumstances described in Clause 10.
"Fidelity Marine" means Fidelity Marine Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands.
"Final Repayment Date" means:
(a)	24 May 2019; or

(b)	24 May 2020 in the event that the facility has been extended pursuant to Clause 5.5; or
(c)	if earlier, the date on which the Lender terminates or cancels this Agreement in accordance with the provisions hereof.
"Finance Documents" means together:
(a)	this Agreement;
(b)	the Deed of Amendment and Restatement;
(c)	the Intercreditor Deed;
(d)	the Intercreditor Deed of Accession, Amendment and Restatement;
(e)	the Emperor Guarantee;
(f)	any Owner Guarantee;
(g)	any General Assignment;
(h)	any Mortgage; and
(i)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or the Owners (or either of them) or the Guarantors (or any of the) (except from an Approved Manager outside of the Borrower's group) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them.

"General Assignment" means:
(a)
in relation to Ship A, the second priority general assignment creating Security over that Ship's Earnings, its Insurances and any Requisition Compensation dated 31 May 2017 executed by Owner A as amended and restated pursuant to the Deed of Amendment and Restatement, in the Agreed Form;

(b)
in relation to Ship B, the second priority general assignment creating Security over that Ship's Earnings, its Insurances and any Requisition Compensation in relation to that Ship to be executed by Owner B, in the Agreed Form, and, in the plural, both of them.
"Guarantees" means, together, the Emperor Guarantee and the Owner Guarantees.
"Guarantors" means, together, Emperor and the Owners and, in the singular, means each of them.
"IACS" means the International Association of Classification Societies.
"Insurances" means, in relation to a Ship:
(a)
all policies and contracts of insurance and any reinsurance, policies or contracts, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights (including, without limitation, any and all rights or claims which an Owner may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.
"Intercreditor Deed" means the Original Intercreditor Deed as amended and restated by the Intercreditor Deed of Accession, Amendment and Restatement.
"Intercreditor Deed of Accession, Amendment and Restatement" means the deed of accession, amendment and restatement amending and restating the Original Intercreditor Deed made or to be made between (inter alios) (i) the Owners, (ii) the Borrower, (iii) the Lender and (iv) the Senior Mortgagee as may be amended from time to time, pursuant to which the parties thereto will regulate their rights under the Senior Agreement, this Agreement, the Finance Documents and the Senior Finance Documents.
"Interest Payment Date" means each date for the payment of interest in accordance with Clause 3.
"Interest Period" means each period for the payment of interest pursuant to Clause 3.
"Interest Rate" means the rate of interest payable in respect of the Loan ascertained in accordance with the provisions of Clause 3.
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).
"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.
"Loan" means the principal amount from time to time outstanding under this Agreement.
"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency.
"MOA" means the Memorandum of Agreement dated 28 March 2017, as amended by addendum no. 1 thereto dated 25 April 2017, addendum no. 2 thereto dated 15 May 2017 and addendum no. 3 thereto dated 30 May 2017, entered into between the Seller as seller and Owner A as buyer in respect of the sale and purchase of Ship A.
"Mortgage" means:
(a)
in relation to Ship A, the second preferred Marshall Islands mortgage on that Ship dated 31 May 2017 executed by Owner A in favour of the Lender (the "Original Mortgage"), as amended and supplemented by the Mortgage Addendum, in the Agreed Form;

(b)
in relation to Ship B, a second preferred Liberian mortgage on that Ship to be executed by Owner B in favour of the Lender and, if required by the laws of the relevant Approved Flag State, the deed of covenant collateral to the mortgage in the Agreed Form, and, in the plural, means both of them.

"Mortgage Addendum" means the mortgage addendum to the Original Mortgage in relation to Ship A executed or to be executed between Owner A and the Lender.
"Note" means the convertible promissory note in the amount of $13,750,000 dated on or about the date of the Deed of Amendment and Restatement issued or to be issued by the Company in favour of the Lender.
"Original Finance Documents" means the Finance Documents referred to in the Original Loan Agreement.
"Original Loan Agreement" means the facility agreement dated 24 May 2017 as amended and supplemented by a supplemental letter dated 22 June 2017 and a second supplemental letter dated 22 August 2017 (prior to its amendment and restatement pursuant to the Deed of Amendment and Restatement) and made between (i) Borrower as borrower and (vi) the Lender as lender.
"Original Intercreditor Deed" means the intercreditor deed dated 26 May 2017 and entered into between, inter alios, Owner A, the Borrower, the Lender and the Senior Mortgagee, pursuant to which the parties thereto regulate their rights under the Senior Agreement, the Original Loan Agreement, the Original Finance Documents and the Senior Finance Documents.
"Owner" means each of Owner A and Owner B and in the plural means both of them.
"Owner A" has the meaning given in Recital (C).
"Owner B" has the meaning given in Recital (D).
"Owner Guarantee" means:
(a)
the irrevocable and unconditional guarantee dated 24 May 2017 in respect of the obligations of the Borrower under (i) this Agreement and (ii) the Note, executed by Owner A in favour of the Lender as amended and/or supplemented and/or restated pursuant to the Deed of Amendment and Restatement, in the Agreed Form;

(b)	the irrevocable and unconditional guarantee of the obligations of the Borrower under (i) this Agreement and (ii) the Note, to be executed by Owner B in favour of the Lender in the Agreed Form, and, in the plural, means both of them.
"Permitted Security Interests" means, in relation to a Ship:
(a)	Security Interests created by the Finance Documents;
(b)	Security Interests created by or pursuant to the Senior Finance Documents or contemplated by the Intercreditor Deed;
(c)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;
(d)	liens for salvage;
(e)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to that Ship not prohibited by this Agreement;
(f)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of that Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by an Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 9.13(g);
(g)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where an Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".
"Seanergy Management" means Seanergy Management Corp., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands being a wholly owned subsidiary of the Borrower.
"Secured Liabilities"  means all liabilities which the Borrower, the Guarantors or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower that:
(a)	all amounts which have become due for payment by the Borrower under this Agreement have been paid; and
(b)	no amount is owing or has accrued (without yet having become due for payment) under this Agreement.
"Seller" has the meaning given in Recital (C).
"Senior Agreement" means the agreement dated 24 May 2017 (as amended and restated by the deed of accession, amendment and restatement dated 25 September 2017) and made between (i) the Owners as joint and several borrowers, (ii) the entities listed in Schedule 1 thereto as lenders, (iii) Amsterdam Trade Bank N.V. as arranger, (iv) Amsterdam Trade Bank N.V. as facility agent and (v) the Senior Mortgagee as security agent in respect of a loan of up to $34,500,000.

"Senior Finance Documents" has the meaning given to that term in the definition of "Finance Documents" in the Senior Agreement and means, inter alia:
(a)
the first preferred Marshall Islands mortgage on Ship A dated 31 May 2017 and executed by Owner A in favour of the Senior Mortgagee as amended and supplemented by an addendum no. 1 thereto executed or to be executed by Owner A and the Senior Mortgagee;

(b)	the first priority general assignment of the Earnings, Insurances and any Requisition Compensation in respect of Ship A dated 31 May 2017 and executed by Owner A in favour of the Senior Mortgagee;
(c)	the first preferred Liberian mortgage on Ship B executed or to be executed by Owner B in favour of the Senior Mortgagee; and
(d)	the first priority general assignment of the Earnings, Insurances and any Requisition Compensation in respect of Ship B executed or to be executed by Owner B in favour of the Senior Mortgagee.
"Senior Mortgagee" means Amsterdam Trade Bank N.V., a company incorporated in The Netherlands acting through its office at Herengracht 469, Amsterdam, 1017 BS, The Netherlands.
"Ship" means each of Ship A and Ship B and in the plural means both of them.
"Ship A" means the Capesize dry bulk carrier type vessel of a maximum of 179,213 DWT named "PARTNERSHIP" (ex "DONG-A ARTEMIS"), having IMO Number 9597848, registered in the name of Owner A under an Approved Flag State (currently being the Marshall Islands flag).
"Ship B" means the Capesize dry bulk carrier type vessel of a maximum of 179,238 DWT named "CHAMPIONSHIP", having IMO Number 9403516, registered in the name of Owner B under an Approved Flag State (currently being the Liberian flag).
"SMC" means, in relation to a Ship, a safety management certificate issued in respect of that Ship in accordance with Rule 13 of the ISM Code.
"Total Loss"  means, in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 2 months from the date of such occurrence redelivered to the full control of  relevant Owner;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and
(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within 2 months redelivered to the full control of the relevant Owner.
"Total Loss Date"  means, in relation to a Ship:
(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Lender that the event constituting the total loss occurred; and
"V. Ships" means V. Ships Limited, a corporation incorporated and existing under the laws of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus.
1.3	Construction of certain terms
In this Agreement:
"approved"  means, for the purposes of Clause 8, approved in writing by the Lender at its discretion;
"asset"  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"consent"  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"document"  includes a deed; also a letter or fax;
"excess risks"  means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;
"expense"  means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;
"law"  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action"  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability"  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"obligatory insurances"  means all insurances effected, or which an Owner is obliged to effect, under Clause 8 or any other provision of this Agreement or another Finance Document;
"person"  includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies;

"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks"  includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).
2	THE LOAN
2.1	Commitment to Lend
Subject to (i) the terms of this Agreement and (ii) receipt by the Lender of the documents and/or evidence specified in paragraph (b) below, it is hereby agreed and undertaken by the Lender to lend to the Borrower a sum of United States Dollars Sixteen million Two Hundred Thousand (US$16,200,000) in a single advance which has been made available to the Borrower in accordance with and on the terms and conditions of this Agreement.
2.2	Conditions Precedent to Lend
The documents and/or evidence referred to in Clause 2.1 above to be received by the Lender are the following:
(a)	The documents and evidence described in Part A and Part B of Schedule 2 hereto;
(b)
the Drawdown Notice in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) business days prior to the Drawdown Date, except as the Lender may otherwise permit in writing;

(c)	the Owner Guarantee duly executed by Owner A and the Emperor Guarantee by Emperor on or prior to the Drawdown Date.
3	INTEREST
3.1	Interest Periods
The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three months' duration.
3.2	Beginning and end of Interest Periods
The first Interest Period shall start on the Drawdown Date and end on the date which numerically corresponds to the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Banking Day in that month.
3.3	Non-Banking Days
If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).
3.4	Interest rate
During each Interest Period interest shall accrue on the Loan at the rate equal to the sum of (a) the Applicable Margin and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two (2) Banking days prior to the first day of each Interest Period ("LIBOR").
3.5	Accrual and payment of interest
Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Lender on the last day of each Interest Period Provided that if no Event of Default has occurred which is continuing, the Borrower shall have the option to defer one interest payment during the Security Period which once deferred shall accrue interest at the Interest Rate and become due and payable on the Final Repayment Date.
3.6	Default interest
In the event of a failure by the Borrower to pay any amount on the date on which such amount is due  and payable pursuant to this Agreement and irrespective of any notice by the Lender or any other person to the Borrower In respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment at the per annum rate which is the aggregate of: (a) two point fifty per cent (2.50%); and (b) the Interest Rate.
4	REPAYMENT
The Borrower shall repay the Loan in one bullet payment together with accrued interest thereon on the Final Repayment Date. The Borrower shall effect repayment forthwith but in any case no later than two (2) Banking Days from the Final Repayment Date.
5	PREPAYMENT
5.1	Voluntary prepayment
The Loan together with accrued interest thereon may be prepaid in whole or in part provided that the Lender has received from the Borrower (i) at least 2 Banking Days' prior written notice and (ii) the prepayment fee referred to in Clause 11.1.
5.2	Final Repayment Date
On the Final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.
5.3	Mandatory prepayment
The Borrower shall be obliged to prepay:
(a)	the Loan:
(i)	if either Ship is sold on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer;
(ii)
if either Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date related to the relevant Ship and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss;

(b)	the amount of $4,750,000 until 29 September 2017, if Tranche A (as defined in the Senior Agreement) is drawn down by Owner A under the Senior Agreement.
A prepayment shall be made together with (i) accrued interest and (ii) in the case of a voluntary prepayment, the prepayment fee referred to in Clause 11.1 but without any penalty.

5.4	No reborrowing
No amount prepaid or repaid may be reborrowed.
5.5	Extension of facility
The Borrower may request to the Lender in writing that the facility provided pursuant to this Agreement is extended with effect on, and for a period of 1 year from, the then existing Final Repayment Date Provided that the facility may only be extended once so that the Final Repayment Date shall never extend beyond 24 May 2020.  The Borrower's request in respect of any such extension shall be irrevocable and shall be made in writing no later than 15 days prior to the then existing Final Repayment Date.
6	REPRESENTATIONS AND WARRANTIES
The Borrower hereby represents and warrants (and each representation and warranty is deemed repeated on the Drawdown Date) that:
6.1	Organisation
The Borrower is a corporation duly organised, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary.
6.2	Enforceability
This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.
6.3	No Conflict
Neither the execution or delivery of this Agreement by the Borrower, the consummation by the Borrower of the Loan ( or any part thereof), nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower's organisational documents, (iii) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.
7	COVENANTS AND UNDERTAKINGS OF THE BORROWER
The Borrower undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under this Agreement, to comply with the following provisions, except as the Lender may otherwise permit in writing:
7.1
The Borrower undertakes to keep the Lender informed at all times of the expected date of delivery and the notices of the Seller to the Borrower and to provide the Lender forthwith upon receipt with copies of all such notices.

7.2	The Borrower undertakes that it shall procure that no substantial change is made to the corporate structure of either Owner from that carried on at the date of this Agreement.

7.3	The Borrower undertakes that it shall procure that no substantial change is made to the general nature of the business of either Owner from that carried on at the date of this Agreement.
7.4
The Borrower undertakes that it shall not transfer, lease or otherwise dispose of and shall procure that each Owner shall transfer, lease or otherwise dispose of all or a substantial part of its assets (including, without limitation, the MOA in respect of Owner A) whether by one transaction or a number of transactions, whether related or not.

7.5	The Borrower shall not and it shall procure Owner A shall not, whether by a document, by conduct, by acquiescence or in any other way (except as the Lender may otherwise permit in writing):
(a)	agree to a material change in any of the terms in the MOA;
(b)	release, waive, suspend or subordinate or permit to be lost or impaired any interest or right forming part of or relating to the MOA;
(c)	waive any person's breach of the MOA;
(d)	rescind or terminate the MOA or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under the MOA.
7.6
The Borrower undertakes that it shall procure that each Owner executes and, where applicable, registers on, in the case of Owner A, the Delivery Date and, in the case of Owner B, the date of the Deed of Amendment and Restatement, the Mortgage and the General Assignment in respect of Ship B and that all conditions subsequent specified in Part B of Schedule 2 are satisfied.

8	INSURANCE
8.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 8 (and in the case of Owner B and Ship B from the date of the Deed of Amendment and Restatement) at all times during the Security Period except as the Lender may otherwise permit.
8.2	Maintenance of obligatory insurances
The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of the relevant Owner against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would, in the opinion of the Lender, be reasonable for the relevant Owner to insure and which are specified by the Lender by notice to the relevant Owner.

8.3	Terms of obligatory insurances
The Borrower shall procure that each Owner shall effect such insurances:
(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount at least the greater of (i) 120 per cent. of the Loan and (ii) the Market Value of the Ship owned by it; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;
(e)	on approved terms; and
(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

8.4	Further protections for the Lender
In addition to the terms set out in Clause 8.3, the Borrower shall, and shall procure that, the obligatory insurances effected by each Owner shall:
(a)	subject always to paragraph (b), name the relevant Owner as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between the relevant Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as sole loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances effected by the Lender; and
(f)	provide that the Lender may make proof of loss if the relevant Owner fails to do so.

8.5	Renewal of obligatory insurances
The Borrower shall procure that each Owner shall:
(a)	at least 15 days before the expiry of any obligatory insurance effected by it:
(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the relevant Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);
(b)	at least 10 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

8.6	Copies of policies; letters of undertaking
The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 8.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;
(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Lender, not less than 10 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by it under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship owned by it or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship owned by it forthwith upon being so requested by the Lender.

8.7	Copies of certificates of entry; letters of undertaking
The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:
(a)	a certified copy of the certificate of entry for the Ship owned by it;
(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)
where required to be issued under the terms of insurance/indemnity provided by that Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the relevant Owner in relation to the Ship owned by it in accordance with the requirements of such protections and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship owned by it.

8.8	Deposit of original policies
The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
8.9	Payment of premiums
The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.
8.10	Guarantees
The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
8.11	Compliance with terms of insurances
The Borrower shall procure that each Owner shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)
the relevant Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 8.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)
the relevant Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)
the relevant Owner shall make and promptly supply copies to the Lender of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
the relevant Owner shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

8.12	Alteration to terms of insurances
The Borrower shall procure that each Owner shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
8.13	Settlement of claims
The Borrower shall procure that each Owner shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
8.14	Provision of copies of communications
The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Lender) communications of an entirely routine nature) between the relevant Owner and:
(a)	the approved brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the relevant Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between the relevant Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

9	SHIP COVENANTS
9.1	General
The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 9 (and in the case of Owner B and Ship B from the date of the Deed of Amendment and Restatement) at all times during the Security Period except as the Lender may otherwise permit in writing (such permission not to be unreasonably withheld in the case of Clause 9.13(b).
9.2	Ship's name and registration
The Borrower shall ensure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or port of registry of the Ship owned by it.
9.3	Repair and classification
The Borrower shall, and shall procure that each Owner and each Approved Manager shall, keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS and acceptable to the Lender; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which the Ship owned by it may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

9.4	Classification society undertaking
The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 9.3 (and procure that the classification society undertakes with the Lender) in relation to the Ship owned by it:
(a)
to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship owned by it;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Ship owned by it at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from the relevant Owner or any person that the relevant Ship's classification society is to be changed; or
(ii)
becomes aware of any facts or matters which may result in a change, suspension, discontinuance, withdrawal or expiry of the relevant Ship's class under the rules or terms and conditions of the Owner's or the relevant Ship's membership of the classification society;

(d)	following receipt of a written request from the Lender:
(i)
to confirm that each Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if an Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

9.5	Modification
The Borrower shall procure that each Owner shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
9.6	Removal of parts
The Borrower shall procure that each Owner shall not remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship owned by it unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship owned by it the property of the relevant Owner and subject to the security constituted by the Mortgage  Provided that each Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

9.7	Surveys
The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.
9.8	Inspection
The Borrower shall procure that each Owner shall, subject to 15 days' prior notice from the Lender, permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it once in every calendar year, without interfering with the relevant Ship's operations, to inspect its condition or to satisfy themselves about proposed or executed repairs and each Owner shall afford all proper facilities for, and bear the cost of, such inspections.
9.9	Prevention of and release from arrest
The Borrower shall procure that each Owner shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that each Owner shall procure its release by providing bail or otherwise as the circumstances may require.
9.10	Compliance with laws etc.
The Borrower shall procure that each Owner shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the relevant Owner;

(b)
not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code and ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the relevant Ship's war risks insurers unless the prior written consent of the Lender has been given and each Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

9.11	Provision of information
The Borrower shall procure that each Owner shall promptly provide the Lender with any information which it requests regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of the Ship owned by it;
(d)	any towages and salvages; and
(e)	its compliance, either Approved Managers' compliance and the compliance of the Ship with the ISM Code and the ISPS Code, and, upon the Lender's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Owner's or that Approved Managers' Document of Compliance, Safety Management Certificate and the ISSC.
9.12	Notification of certain events
The Borrower shall procure that each Owner shall immediately notify the Lender by email, confirmed forthwith by letter immediately upon becoming aware of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)
any requirement, condition or overdue recommendation made by any insurer or classification society or by any competent authority which is not complied with within the time limits imposed by that insurer or classification society or authority;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship owned by it for hire;
(e)	any intended dry docking of the Shi owned by it p;
(f)	any Environmental Claim made against the relevant Owner or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Owner, the Approved Managers or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and each Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the relevant Owner's, each Approved Manager's or any other person's response to any of those events or matters.
9.13	Restrictions on chartering, appointment of managers etc.
The Borrower shall procure that each Owner shall not (without the Lender's prior written consent):
(a)	let the Ship owned by it on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;
(c)
enter into any charter in relation to the Ship owned by it under which more than, in the case of time charters, 2 and, in the case voyage charters, 4 months' hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when the Ship owned by it is fixed;

(e)	appoint a manager of the Ship owned by it other than the Approved Managers or agree to any alteration to the terms of the Approved Managers' appointment;
(f)	de-activate or lay up the Ship owned by it; or
(g)
put the Ship owned by it into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship owned by it or its Earnings for the cost of such work or for any other reason.

9.14	Notice of Mortgage
The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid second preferred or, as the case may be, priority mortgage, carry on board the Ship owned by it a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship owned by it a framed printed notice stating that the Ship owned by it is mortgaged by the relevant Owner to the Lender.
9.15	Sharing of Earnings
The Borrower shall procure that each Owner (other than between the two Owners) shall not enter into any agreement or arrangement for the sharing of any Earnings.
9.16	ISPS Code
The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by it and the company responsible for the relevant Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for the Ship owned by it an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
10	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 10 is an Event of Default.
10.1	Non-payment
The Borrower or an Owner does not pay on the due date any amount payable by it under any Finance Document to which it is a part at the place and in the currency in which it is expressed to be payable.
10.2	Misrepresentation
Any representation, warranty or statement made or deemed to be repeated by the Borrower or an Owner is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.
10.3	Breach of or Undertakings
The Borrower or an Owner is in breach of any covenants or fails to perform any of the undertakings contained in the Finance Documents to which it is a party.

10.4	Security
(a)	Any of the Finance Documents becomes unenforceable; or
(b)
Either Owner fails to execute and, where applicable, register the Mortgage and the General Assignment in the case of Owner A on the Delivery Date and, in the case of Owner B, on the date of the Deed of Amendment and Restatement.

10.5	Insolvency
The Borrower or an Owner is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any indebtedness.
10.6	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken for:
(a)	the suspension of payments, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or an Owner;
(b)	a composition, compromise, assignment with any creditor of the Borrower or an Owner;
(c)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or an Owner or any of its assets; or any analogous procedure or step is taken in any jurisdiction.

10.7	Impossibility or illegality
Any event occurs which would, or would with the passage of time, render performance of a Finance Document by the Borrower or, as the case may be, an Owner impossible, unlawful or unenforceable by the Lender.
10.8	Revocation or modification of authorisation
Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the term of this Agreement becomes, necessary to enable the Borrower or an Owner to comply with any of its obligations under any Finance Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.
10.9	Event of Default under the Senior Finance Documents
Any event occurs which constitutes an Event of Default (as that term is defined in the Senior Finance Documents) under any of the Senior Finance Documents.
10.10	Event of Default under the Note
An event occurs which constitutes an Event of Default (as that term is defined in the Note) under the Note.

10.11	Material adverse change
Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or an Owner.
10.12	Acceleration
If an Event of Default is continuing the Lender may by notice to the Borrower:
(a)
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or
(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) and (b), the Lender is entitled to take under any Finance Document or any applicable law.
11	FEES
11.1	Prepayment fee
If the Loan or any part thereof is voluntarily prepaid at any time or times prior to the Final Repayment Date, the Borrower shall, on the date of each such prepayment, pay a prepayment fee equal to 2.5 per cent. of the amount prepaid.
12	APPLICATION OF RECEIPTS
12.1	Normal order of application
Except as any Finance Document (including, without limitation, the Intercreditor Deed) may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;
(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;
(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;
(e)	FIFTHLY: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Note;
(f)	SIXTHLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under the Note;
(g)	SEVENTHLY: in or towards payment pro rata of any principal due but unpaid under the Note;
(h)	EIGHTHLY: in or towards payment pro rata of any other amounts due but unpaid under the Note;

(i)
NINTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 12.1(a), 12.1(b), 12.1(c) and 12.1(d); and

(j)	TENTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
12.2	Variation of order of application
The Lender may, by notice to the Borrower, provide for a different manner of application from that set out in Clause 12 either as regards a specified sum or sums or as regards sums in a specified category or categories.
12.3	Notice of variation of order of application
The Lender may give notices under Clause 12 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
12.4	Appropriation rights overridden
This Clause 12 and any notice which the Lender gives under Clause 12 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or an Owner.
13	NOTICES
All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof) or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:
If to the Borrower:
c/o 16 Grigoriou Lambraki Street
16674 Glyfada
Athens
Greece
Attention: Chief Executive Officer
Facsimile: +30 210 9638404

if to the Lender:
c/o Western Isles
Jardine House
P.O. Box NM 1431
Hamilton NM FX
Bermuda
Attention: Alastair Macdonald
Facsimile: +1441 (296) 0329
Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.

14	AMENDMENTS AND WAIVERS
This Agreement may be amended, modified, superseded, or cancelled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.
15	PROCESS AGENT
The Borrower irrevocably appoints Messrs E. J. C. Album Solicitors, presently of Landmark House, 190 Willifield Way, London NW11 6YA, England (attention: Mr Edward Album, tel: +44 208 455 7653, fax: +44 208 457 5558 and email: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
Meaning of "proceedings" and "Dispute"
In this Clause 15, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
16	GOVERNING LAW AND JURISDICTION
This Agreement (and any non-contractual rights and obligations arising out of or with respect to the subject matter of this Agreement) shall be governed by and construed in accordance with English Law. The parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including any non-contractual rights and obligations arising out of or with respect to the subject matter of this Agreement) and that any proceedings may be brought in those courts.
17	MISCELLANEOUS
17.1	The headings of the clauses of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
17.2
If any provision or part of a provision of this Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall. not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect;

17.3
This Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but 'each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine or by email with the original executed engrossment to be forthwith put in the mail.

17.4
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This Agreement has been entered into and amended and restated on the dates stated at the beginning of this Agreement.

EXECUTION PAGE

THE LENDER

SIGNED by Panos Doritis	)	/s/ Panos Doritis
for and behalf of))
JELCO DELTA HOLDING CORP.	)
in the presence of: Theodoros Alexandrakos

THE BORROWER

SIGNED by Theodora Mitropetrou	)	/s/ Theodora Mitropetrou
for and behalf of))
SEANERGY MARITIME HOLDINGS CORP.	)
in the presence of: Theodoros Alexandrakos

SCHEDULE 1

FORM OF DRAWDOWN NOTICE
To:          Jelco Delta Holding Corp.
(the "Lender")
[●] 2017
Re: US$16,200,000 loan agreement dated [●] 2017 (the "Loan Agreement") made between (A) Jelco Delta Holding Corp. (the "Lender") and (B) Seanergy Maritime Holdings Corp. (the "Borrower")
We refer to the Loan and hereby give you notice that we wish to draw the Loan in the amount of United States Dollars Sixteen million Two Hundred Thousand (US$16,200,000) on [●].  The funds should be credited to [●][●] [name and number of account] held in [●] [name of bank)].
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

THE BORROWER
SEANERGY MARITIME HOLDINGS CORP.

By:
Name:
Title:

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A
The following are the documents referred to in Clause 2.2(a) required on or prior to the Drawdown Date.
1	A duly executed original of the Intercreditor Deed.
2
Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner and any company registration documents in respect of the Borrower and each Owner (including, without limitation, any corporate register excerpts) required by the Lender.

3
Copies of resolutions of the directors of the Borrower and each Owner authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named representatives to give the Drawdown Notices and other notices under this  Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower and each Owner.

PART B
The following are the documents referred to Clause 7.6 required, in the case of Ship A, on or before the Delivery Date, and, in the case of Ship B, on or before the Date of the Deed of Amendment and Restatement.
In this Part B, Schedule 2, "Relevant Ship" means, in the case of the Delivery Date Ship A and, in the case of the Deed of Amendment and Restatement, Ship B and "Relevant Owner" means, in the case of Ship A, Owner A, and, in the case of Ship B, Owner B, the Owner being the owner of the Relevant Ship.
1	A duly executed original of the Mortgage, the General Assignment (and of each document to be delivered by each of them), each in respect of the Relevant Ship and the Relevant Owner.
2
An original of the Mortgage Addendum in respect of Ship A and of each document to be delivered under or pursuant to it together with documentary evidence that the Mortgage Addendum has been duly recorded in accordance with the laws of the jurisdiction of the Approved Flag of Ship A.

3	Documentary evidence that:
(a)
Ship A has been unconditionally delivered by the Seller to, and accepted by, Owner A under the MOA and the Contract Price payable under the MOA (in addition to the part to be financed by the Loan) has been duly paid in full (together with a copy of each of the documents delivered by the Seller to Owner A under the MOA (including but not limited to, the bill of sale, the commercial invoice and the protocol of delivery and acceptance);

(b)	The Relevant Ship has been registered in the name of the Relevant Owner under the Approved Flag;
(c)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents and the Senior Finance Documents;
(d)
the Relevant Ship maintains the highest class with a first class classification society which is a member of IACS and acceptable to the Lender as the Lender may approve free of all  recommendations and conditions of such classification society;

(e)
the Mortgage has been duly registered or recorded against the Relevant Ship as a valid second preferred or, as the case may be, priority mortgage in accordance with the laws of the Approved Flag State; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
4
Documents establishing that the Relevant Ship will, as from the relevant Delivery Date or the date of the Deed of Amendment and Restatement (as the case may be), be managed by the Approved Managers on terms acceptable to the Lenders, together with:

(a)	each Approved Manager's Undertaking relative thereto;
(b)
copies of the Approved Managers' Document of Compliance, the Relevant Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires); and

(c)	a copy of the ISSC in respect of the Relevant Ship.
Each of the documents specified in paragraphs 3 and 4 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Relevant Owner.

SCHEDULE 3

DETAILS OF THE SHIPS
Ship name	Type	GRT	NRT	Approved Flag	Approved Flag	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
"PARTNERSHIP"	Bulk Carrier	93,175	60,453	Marshall Islands	Marshall Islands	Korean Register of Shipping	+KRS1	Fidelity Marine and Seanergy Management (as the case may be)	V. Ships
"CHAMPIONSHIP"	Bulk Carrier	93,196	59,298	Liberia	Liberia	Bureau Veritas	I* Hull *Mach	Fidelity Marine and Seanergy Management (as the case may be)	V. Ships